NEWS RELEASE

BIOFUEL ENERGY STATEMENT ON ANNOUNCED SALE OF PLANTS

DENVER, COLORADO – NOVEMBER 25, 2013 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) today confirmed that is has been notified by the lenders under its existing senior secured credit facility that they have exercised their right under their Deed In Lieu of Foreclosure Agreement (the “Deed in Lieu”) to acquire the Company’s ethanol plants. It was also informed that an entity formed by the lenders for such purpose has completed the previously announced sale of those plants to Green Plains Renewable Energy, Inc. (“Green Plains”). The Company has not been provided with a copy of the lenders’ definitive agreement with Green Plains. Under the terms of the Deed in Lieu, the lenders were to extinguish all of the amounts due under the credit facility, which as of September 30, 2013 totaled $177 million in principal and interest, and were to assume or satisfy substantially all of the remaining liabilities of the Company’s subsidiaries that were parties to the credit agreement.

As of October 31, 2013 the Company had approximately $9.2 million of unrestricted cash on hand, and expects to receive sale proceeds and the return of certain deposits or other restricted cash of approximately $3 to $5 million. Upon receipt of such proceeds and recoveries, and payment of certain corporate severance and other obligations, the Company expects to retain approximately $10 to $11 million of unrestricted cash. It has not yet been determined whether, or how, this cash will be reinvested by the Company in another enterprise or returned to shareholders in a liquidation or other transaction. The Company also expects to maintain its federal net operating loss (“NOL”) carryforwards of approximately $250 million, to the extent such NOL carryforwards are not extinguished as a result of the recognition of income resulting from the cancellation of indebtedness under the Deed in Lieu. The Company’s ability to use its NOL carryforwards may be limited and will depend on, among other things, the amount of taxable income the Company generates in future periods

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

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Contact:	Kelly G. Maguire	For more information
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 640-6500
kmaguire@bfenergy.com

1600 Broadway, Suite 2200• Denver, CO • 303.640-6500 • www.bfenergy.com